Exhibit 5.1

Established 1956	Aharon Pollak	Efraim Levy	Eitan Leder	Harel Afargan	Dana Gordon
	Moshe Matalon	Na’ama Babish	Lilach Horesh	Roy Duvshani	Kobi Winekrantz
	Arie Neiger *	Ranit Kessous-Katz	Roy Niron	Naor Traitel	Natalia Zeron
	Doron Levy	Amir Fish	Liron Usherovich	Elie Kirshenbaum*	Sapir Palas-Sarussy
	Eldad Koresh	Nadia Davidzon	Ido Hazan	Lital Efrati	Rotem Raz
	Yonatan Altman	Shalom Simon**	Yana Yavnitzki Dror	Amir Barel	Shahak Davidson
	Ian Rostowsky	Moran Mordechay	Mor Gazit	Amit Shilton	Ravid Amikam
	Anat Sterenlib-Molkho	Jonathan Tessone	Tal Sasson-Ferdman	Masha Kaminsky	Ron Raziel
	Asaf Biger	Avishai Sahar	Efrat Shpizaizen	Tal Zaid Rozen	Reut Rogov
	Maya Issacharov *	Shahar Haron	Elinor Polak	Natalie Nahum	Coral Rejwan
	Orit Israeli	Ephraim Ofek Aharon	Eran Buvilski	Shmuel Birbir	Karin Lichterman
	Erez Haver	Omer Ben Matityahu	Shiran Geva	Yaniv Holzman	Bar Levi
	Aya Reich Mina	Adi El Rom	Arik Ben Simchon	Or Baruch	Carolina Labaton
	Racheli Guz-Lavi (CPA)	Hilla Shribman	Shira Danziger-Mualam	Bar Farkash
	Ayelet Torem	Gal Omer	Racheli Vardi	Amir Rabah
	Yoav Etzyon*	Liron-Levy Lev	Avishay Sadeh	Tzlil Hudady
	Rachel Harari-Lifshits	Ruth Amit-Fogel	Yoav Sherman	Sapir Almog
	Sharon Lubezky Hess	Ovad Kedmi	Amir Dar	Noy Rimer
	Dr. Tal Tirosh*	Yair Avraham	Lior Mozes Goldenberg	Noa Kay
	Ariel Frank	Itai Nachtomy	Moran Maroz	Netanel Nwhemya
	Amichay Finkelstein	Joseph Z. Hellerstein	Eliad Farjoon	Roni Zis
apm@apm.law	Chagit Pedael Levin	Yifat Weiss	Noam Waldoks	Sivan Rozenberg	Nahum Amit
www.apm.law	Benjamin Grossman	Limor Segman	Yulia Kniazev*	Ido Maron	[1923-2007]
Office. 972-3-5689022	Stephen Barak Rozen	Avi Osterman*	Lihi Godes	Kobi Kimchi	Etty Avni-Borowits
Fax. 972-3-5689023	Omer Bekerman*	Shalev Brants	Tal Tsarfaty-Doron	Hen Agranov	[1945-2005]
APM House, 18 Raoul Wallenberg	Ravit Arbel	Helen Marshanski	Dana Shwartz	Hadar Ostashinsky	* Also a member of
St, Building D, 7th Floor, Ramat	Galit Shitzer	Yahel Porat	Yinon Himi	Yarden Ofra	the New-York Bar
Hachayal,Tel Aviv 6971915, Israel	Michael Yavin	Tzipi Kolp Frieder	Ariella Magid	Sapir Bittan	** Notary

August 20, 2020

Nano-X Imaging Ltd.
The Communication Center,
Neve Ilan, Israel

Re: Nano-X Imaging Ltd

Ladies and Gentlemen:

We have acted as Israeli counsel for Nano-X Imaging Ltd, an Israeli company (the “Company”), in connection with the underwritten initial public offering by the Company, contemplating (i) the issuance and sale by the Company of an aggregate of 9,178,744 Ordinary Shares, par value NIS 0.01  (“Ordinary Shares”) of the Company (the “Offering Shares”) and (ii) the potential issuance and sale by the Company of up to an additional 1,376,812 Ordinary Shares (the “Additional Shares” and, collectively with the Offering Shares, the “Shares”), that are subject to an option to purchase additional shares proposed to be granted by the Company to the underwriters of the offering (the “Offering”).

This opinion letter is rendered pursuant to Item 8(a) of Form F-1 promulgated by the United States Securities and Exchange Commission (the “SEC”) and Items 601(b)(5) and (b)(23) of the SEC’s Regulation S-K promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the registration statement on Form F-1 (File No. 333- 240209) filed by the Company with the SEC under the Securities Act (as amended through the date hereof, the “Registration Statement”) and to which this opinion is attached as an exhibit; (ii) a copy of the articles of association of the Company, as currently in effect; (iii) a draft of the amended articles of association of the Company, to be in effect immediately prior to the closing of the Offering (the “Amended Articles”); (iv) resolutions of the board of directors (the “Board”) of the Company and its shareholders which have heretofore been approved and, in each case, which relate to the Registration Statement and other actions to be taken in connection with the Offering (the “Resolutions”); and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that following effectiveness of the Amended Articles and upon payment to the Company of the consideration per Share in such amount and form as shall be determined by the Board or an authorized committee thereof, the Shares, when issued and sold in the Offering as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction.  This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,
/s/ Amit, Pollak, Matalon & Co.
Amit, Pollak, Matalon & Co.